Exhibit 99.1

Contact:

Sylvia Wheeler

Director, Corporate Communications

650-462-5900

DEPOMED REPORTS THIRD QUARTER 2004 FINANCIAL RESULTS

MENLO PARK, Calif., November 9, 2004 — Depomed, Inc. (NASDAQ: DEPO) today announced its financial results for the quarter ended September 30, 2004.  For the quarter, a net loss of $6.7 million or $0.19 per share was reported, compared to a net loss of $7.0 million or $0.27 per share for the comparable period in 2003.

Total revenue for the third quarter of 2004 were $64,000 compared to $365,000 in the same period of 2003 as a result of a reduction in product development services performed under collaborative research agreements.  Revenue in the third quarter of 2004 included amortized license fees from a license agreement signed during the quarter with LG Life Sciences for the commercialization and distribution of Metformin GR™, an extended release formulation of metformin for the treatment of Type II diabetes, in Korea.

Research and development expenses for the quarter ended September 30, 2004 were $5.2 million compared to $6.4 million for the quarter ended September 30, 2003.

Cash, cash equivalents and short-term investments at September 30, 2004 were $23.3 million.  The company expects these existing resources, which do not include additional potential payments from licensing partners or product revenue, will meet the company’s capital requirements through at least September 2005.

“We have been diligently working to expand our collaborative relationships with partners and the newly formed alliance with LG Life Sciences for Metformin GR is an important initial step in that direction,” said John W. Fara, Ph.D., chairman, president and chief executive officer of Depomed.  “In addition, one of our highest priorities is concluding an agreement for Proquin XR in North America, as well as agreements with partners for other products in other geographies.  On the development front, two New Drug Applications were submitted this year to the Food and Drug Administration for our lead products, Glumetza™ and Proquin™ XR.  With these products under regulatory review, we are poised to generate our first product revenue next year.”

About Depomed

Depomed, Inc. is a specialty pharmaceutical company utilizing its innovative Gastric Retention (GR™) system to develop novel oral products and improved formulations of existing oral drugs.  GR-based products are designed to provide once daily administration and reduced gastrointestinal side effects, improving patient convenience, compliance and pharmacokinetic profiles.  Regulatory applications for once daily Glumetza™ (Metformin GR) for the treatment of Type II diabetes have been submitted to agencies in the U.S. and Canada, and an NDA has been submitted to the FDA for once daily Proquin™ XR (ciprofloxacin HCl extended-release tablets) for the treatment of urinary tract infections.  The company is also conducting a Phase II trial with the diuretic Furosemide GR and plans to initiate a Phase II trial with the seizure and pain drug Gabapentin GR.  Additional information about Depomed may be found at its web site, www.depomedinc.com.

“Safe Harbor” Statement under the Private Securities Litigation Reform Act of 1995.  The statements that are not historical facts contained in this release are forward-looking statements that involve risks and uncertainties including, but not limited to those related to our research and development efforts, including pre-clinical and clinical testing; regulation by the FDA and other government agencies; the timing of regulatory applications and approvals and product launches; and other risks detailed in the company’s Securities and Exchange Commission filings, including the company’s Annual Report on Form 10-K and Quarterly Reports on Form 10-Q.  You are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date hereof.  The company undertakes no obligation to publicly release the result of any revisions to these forward-looking statements that may be made to reflect events or circumstances after the date hereof or to reflect the occurrence of unanticipated events.

DEPOMED, INC.

(A Development Stage Company)

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(Unaudited)

	Three Months Ended September 30,		Nine Months Ended September 30,		Period From Inception (August 7, 1995) to September 30,
	2004	2003	2004	2003	2004
Revenue:
Collaborative agreements	$51,594	$364,550	$171,319	$870,176	$4,964,332
Collaborative agreements with affiliates	—	—	—	—	5,101,019
Licensing agreements	12,500	—	12,500	—	12,500

Total revenue	64,094	364,550	183,819	870,176	10,077,851

Operating expenses:
Research and development	5,179,079	6,421,244	17,291,722	18,481,608	99,034,025
General and administrative	1,369,664	799,426	3,514,629	2,408,595	22,276,124
Purchase of in-process research and development	—	—	—	—	298,154

Total operating expenses	6,548,743	7,220,670	20,806,351	20,890,203	121,608,303

Loss from operations	(6,484,649)	(6,856,120)	(20,622,532)	(20,020,027)	(111,530,452)

Other income (expenses):
Equity in loss of joint venture	—	—	—	(5,359)	(19,817,062)
Gain from Bristol-Myers legal settlement	—	—	—	—	18,000,000
Interest and other income	113,116	46,255	397,772	198,948	2,303,535
Interest expense	(232,474)	(226,683)	(690,286)	(680,477)	(2,982,055)

Total other income (expenses)	(119,358)	(180,428)	(292,514)	(486,888)	(2,495,582)

Loss before income taxes	(6,604,007)	(7,036,548)	(20,915,046)	(20,506,915)	(114,026,034)

Provision for income taxes	(99,000)	—	(99,000)	—	(99,000)

Net loss	$(6,703,007)	$(7,036,548)	$(21,014,046)	$(20,506,915)	$(114,125,034)

Basic and diluted net loss per share	$(0.19)	$(0.27)	$(0.61)	$(0.93)

Shares used in computing basic and diluted net loss per share	34,640,596	25,768,100	34,618,381	22,005,257

DEPOMED, INC.

(A Development Stage Company)

CONDENSED CONSOLIDATED BALANCE SHEETS

(Unaudited)

	September 30,	December 31,
	2004	2003 (1)
ASSETS
Current assets:
Cash and cash equivalents	$1,263,857	$20,044,698
Marketable securities	22,037,366	24,210,562
Accounts receivable	27,675	278,452
Prepaid and other current assets	455,735	692,191
Total current assets	23,784,633	45,225,903
Property and equipment, net	3,454,134	2,140,610
Other assets	326,136	326,136
	$27,564,903	$47,692,649
LIABILITIES AND SHAREHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$1,409,807	$2,024,221
Accrued compensation	742,961	809,509
Other accrued liabilities	621,669	468,981
Capital lease obligation, current portion	32,781	26,384
Long-term debt, current portion	128,992	289,555
Deferred revenue, current portion	75,000	—
Total current liabilities	3,011,210	3,618,650
Capital lease obligation, non-current portion	—	12,808
Long-term debt, non-current portion	—	73,012
Promissory note, non-current portion	10,053,372	9,412,025
Deferred revenue, non-current portion	512,500	—
Commitments
Shareholders’ equity:
Preferred stock, no par value; 5,000,000 shares authorized; Series A convertible preferred stock; 25,000 shares designated, 15,821 and 12,015 shares issued and outstanding at September 30, 2004 and December 31, 2003, respectively	12,015,000	12,015,000
Common stock, no par value, 100,000,000 shares authorized; 34,643,263 and 34,569,212 shares issued and outstanding at September 30, 2004 and December 31, 2003, respectively	116,875,654	116,540,841
Deferred compensation	(704,902)	(863,872)
Deficit accumulated during the development stage	(114,125,034)	(93,110,988)
Accumulated other comprehensive loss	(72,897)	(4,827)
Total shareholders’ equity:	13,987,821	34,576,154
	$27,564,903	$47,692,649

(1) The balance sheet as of December 31, 2003 was derived from the audited balance sheet included in the Company’s 2003 Annual Report on Form 10-K, filed with the Securities and Exchange Commission on March 15, 2004.

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